OVERVIEW RATES PROSPECTUS ISSUER PROFILE BROCHURE
Genworth DirectNotes
SM
are secured medium term notes collateralized by funding
agreements issued by Genworth Life and Annuity Insurance Company Genworth Life &
Annuity) and issued through Genworth Global Funding Trusts. The funding agreements rank equally with all of Genworth Life & Annuity’s other policyholder obligations.
Genworth DirectNotes are an alternative fixed-income product that may diversify your portfolio. We offer competitive rates, a low minimum investment and a variety of interest payment options.
Genworth Life and Annuity Insurance Company, a wholly-owned subsidiary of
Genworth Financial, Inc., has a history of strong financial performance and sound investment practices. Genworth Financial, Inc. is a leading financial security company dedicated to helping people achieve their dreams in a world of growing and shifting financial burdens. In the interests of life and lifestyle protection, retirement income, investment and mortgage insurance, Genworth Financial serves the needs of more than
15 million customers in 25 countries.
Genworth Financial is a global company with more than $110 billion in assets
1
and
employing more than 7,000 people. We became a publicly-traded company in 2004, are a component of Standard & Poor’s 500 index of leading U.S. companies and are ranked in the Fortune 500.
1
As of December 31, 2006
Genworth, Genworth DirectNotes, Genworth Financial and the Genworth logo are registered service marks of Genworth Financial.
Genworth Life and Annuity Insurance Company has filed a registration statement (including a prospectus)
with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Genworth Life & Annuity has filed with the SEC for more complete information about Genworth Life & Annuity and this offering. You may get these documents for free by visiting the
SEC web site at www.sec.gov. Alternatively, Genworth Life & Annuity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free
1 866 658.3267. You can also access the prospectus at www.directnotes.com.
Free Writing Prospectus dated December 3, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-128718